Exhibit 99.1

Moody’s Corporation Reports Results for Second Quarter 2011

  2Q11 revenue of $605.2 million up 27% from 2Q10
  Reported 2Q11 EPS of $0.82 up 61% from 2Q10
  Raising FY 2011 EPS guidance to a range of $2.38 to $2.48 from previous range of $2.22 to $2.32

NEW YORK--(BUSINESS WIRE)--July 27, 2011--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter 2011.

Summary of Results for Second Quarter 2011

Moody’s reported revenue of $605.2 million for the three months ended June 30, 2011, an increase of 27% from $477.8 million for the second quarter of 2010. Operating income for the quarter was $270.1 million, a 42% increase from $190.5 million for the same period last year. Diluted earnings per share of $0.82 for the second quarter of 2011 included a $0.03 legacy tax benefit and a $0.06 tax benefit resulting from a foreign tax ruling. Excluding legacy tax benefits from both periods, diluted earnings per share of $0.79 for the quarter grew 61% from $0.49 in the prior year period.

"Moody's second quarter results reflected gains in all credit ratings areas, particularly for corporate debt, and continued strong performance from Moody’s Analytics," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "Based on second quarter performance, we are raising our full year 2011 EPS guidance to a range of $2.38 to $2.48; however, we expect more challenging debt issuance conditions in the U.S. and Europe in the second half of 2011 as compared to the first half of the year.”

Second Quarter Revenue

For Moody’s Corporation overall, global revenue of $605.2 million increased 27% from the second quarter of 2010. Excluding the favorable impact of foreign currency translation, revenue grew 23 percent. U.S. revenue of $315.0 million for the second quarter of 2011 increased 20% from the second quarter of 2010. Revenue generated outside the U.S. of $290.2 million rose 34% from the prior year period and represented 48% of Moody’s total revenue for the quarter, up from 45% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the second quarter of 2011 was $438.0 million, an increase of 33% from the prior year period. Excluding the favorable impact of foreign currency translation, revenue grew 29 percent. U.S. revenue of $245.0 million for the second quarter of 2011 increased 26% from the second quarter of 2010. Outside the U.S., revenue of $193.0 million was up 44% from the year-ago period.

Within MIS, global corporate finance revenue of $200.1 million in the second quarter of 2011 increased 56% from the same quarter of 2010, reflecting strong issuance in investment-grade and speculative-grade bond and bank loan markets. Corporate finance revenue grew 43% in the U.S. and 85% outside the U.S.

Global structured finance revenue totaled $86.3 million for the second quarter of 2011, an increase of 18% from a year earlier. U.S. structured finance revenue grew 8% from the year-ago period, primarily due to growth in commercial mortgage-backed securities issuance. Non-U.S. structured finance revenue increased 28%, primarily driven by higher issuance volumes in European asset-backed and mortgage-backed securities, including covered bonds.

Global financial institutions revenue of $79.1 million in the second quarter of 2011 increased 25% compared to the prior year period. U.S. financial institutions revenue rose 27%, primarily reflecting increased banking and insurance issuance from smaller-sized institutions, while non-U.S. revenue grew 24% with stronger banking activity in all regions.

Global public, project and infrastructure finance revenue was $72.5 million for the second quarter of 2011, an increase of 13% from the second quarter of 2010. U.S. revenue increased 7% from the prior year period, reflecting growth in infrastructure finance partially offset by continued weakness in public and project finance issuance. Non-U.S. revenue grew 25%, primarily due to gains in infrastructure and public finance.

Global revenue for Moody’s Analytics (“MA”) for the second quarter of 2011 was $167.2 million, up 12% from the second quarter of 2010. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $111.0 million increased by 6% from the prior year period, and risk management software revenue of $40.0 million grew 2 percent. Professional services revenue of $16.2 million more than tripled from the prior year period, reflecting both the acquisition of CSI Global Education in November 2010 and strong results in the base business.

In the U.S., MA revenue of $70.0 million for the second quarter of 2011 grew 4% from the prior year period. Outside the U.S., revenue of $97.2 million was up 18% from the same quarter of 2010.

Second Quarter Expenses

Second quarter 2011 expenses for Moody’s Corporation of $335.1 million were 17% greater than in the prior year period. Excluding the negative impact of foreign currency translation, expenses were up 13 percent. The growth was primarily due to increased headcount compared to the second quarter 2010, including from the acquisition of CSI Global Education in November 2010; and higher accruals for incentive compensation and Moody’s profit sharing plan, reflecting the stronger full year outlook. Moody’s reported operating margin for the second quarter of 2011 was 44.6%, compared to 39.9% in the second quarter of 2010.

Moody’s effective tax rate was 27.8% for the second quarter of 2011, compared to 31.1% for the prior year period. The decline was due to lower taxes on foreign and state income and a favorable foreign tax ruling, partially offset by a smaller benefit in 2011 for legacy tax matters.

Year-to-Date Results

Moody’s Corporation revenue for the first six months of 2011 totaled $1,182.3 million, an increase of 24% from $954.4 million for the same period of 2010. Excluding the positive impact of foreign currency translation, revenue growth was 22 percent. Expenses for the first six months of 2011 totaled $662.1 million, 17% higher than a year ago. Excluding the negative impact of foreign currency translation, expenses grew 14 percent. First half operating income of $520.2 million grew 34% from $387.3 million for the same period of 2010. The impact of foreign currency translation on operating income was negligible. Diluted earnings per share of $1.49 for the first half of 2011 included a $0.03 legacy tax benefit and a $0.06 tax benefit resulting from a foreign tax ruling. Excluding legacy tax benefits in both periods, diluted earnings per share of $1.46 for the first half of 2011 increased 51% from $0.97 in the prior year period.

Revenue at Moody’s Investors Service totaled $850.6 million for the first six months of 2011, an increase of 28% from the same period in 2010. Moody’s Analytics revenue rose 14% from the first half of 2010 to $331.7 million.

Capital Allocation and Liquidity

During the second quarter of 2011, Moody’s did not repurchase shares and issued 0.9 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2011 totaled 228.7 million, representing a 2.4% decline from a year earlier. As of June 30, 2011, Moody’s had $1.1 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.2 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. As of June 30, 2011, total cash and cash equivalents were $939 million, an increase of $453 million from a year earlier.

Assumptions and Outlook for Full Year 2011

Moody’s outlook for 2011 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, and consumer borrowing and securitization. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook.

Moody’s is revising its guidance for the full year 2011 to reflect stronger than expected second quarter performance, partially offset by expectations for more challenging debt issuance conditions in the U.S. and Europe as compared to the first half of the year. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates.

For Moody’s overall, the Company now expects full year 2011 revenue to grow in the low-teens percent range. Revenue expectations for certain areas have changed based on conditions specific to those businesses and geographies. Full year 2011 expenses are now projected to increase in the low-double-digit percent range. Full year 2011 operating margin is still projected to be between 38% and 40%, reflecting our expectation that strong first half performance will be offset by planned expense increases and lower revenue in the second half of 2011 compared to the first half. The effective tax rate is now expected to be approximately 33 percent. Share repurchase is expected to resume in the second half of 2011, subject to available cash flow and other capital allocation decisions. The Company now expects diluted earnings per share for full year 2011 in the range of $2.38 to $2.48.

For the global MIS business, revenue for full year 2011 is now expected to increase in the low-teens percent range. Within the U.S., MIS revenue is now expected to increase in the high single-digit percent range, while non-U.S. revenue is now projected to grow in the low-twenties percent range. Corporate finance revenue is now forecast to increase in the mid-twenties percent range. Revenue from structured finance and financial institutions are each now forecast to increase in the high-single-digit percent range, while public, project and infrastructure finance revenue is now expected to be about flat with the prior year.

For Moody’s Analytics, full year 2011 revenue is now expected to increase in the low-double-digit percent range. Revenue growth is still projected in the mid-single-digit percent range for research, data and analytics and in the low- to mid-single-digit percent range for risk management software. Professional services revenue is still projected to more than double, primarily reflecting revenue from the late 2010 acquisition of CSI Global Education and very strong performance in the risk management advisory business. MA revenue is now expected to increase in the low-double-digit percent range in the U.S., and is still expected to grow in the low-double-digit percent range outside the U.S.

Conference Call

A conference call to discuss second quarter 2011 results will be held this morning, July 27, 2011, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, August 25, 2011.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, July 27, 2011 until 11:59 p.m. Eastern Time, August 25, 2011. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 1818923.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.0 billion in 2010, employs approximately 4,500 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2011 and other forward-looking statements in this release are made as of July 27, 2011, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions, except per share amounts	2011	2010	2011	2010

Revenue	$605.2	$477.8	$1,182.3	$954.4

Expenses:
Operating	170.5	134.3	331.3	270.2
Selling, general and administrative	142.9	137.5	291.4	266.3
Restructuring	(0.1)	0.3	(0.1)	(0.4)
Depreciation and amortization	21.8	15.2	39.5	31.0
Total expenses	335.1	287.3	662.1	567.1

Operating income	270.1	190.5	520.2	387.3
Non-operating (expense) income, net
Interest (expense) income, net	(14.1)	(9.0)	(32.3)	(22.3)
Other non-operating (expense) income, net	8.2	(3.6)	11.5	(4.6)
Total	(5.9)	(12.6)	(20.8)	(26.9)
Income before provision for income taxes	264.2	177.9	499.4	360.4
Provision for income taxes	73.5	55.3	151.6	123.1
Net income	190.7	122.6	347.8	237.3
Less: net income attributable to noncontrolling interests	1.7	1.6	3.3	2.9
Net income attributable to Moody's Corporation	$189.0	$121.0	$344.5	$234.4

Earnings per share attributable to Moody's common shareholders
Basic	$0.83	$0.51	$1.51	$0.99
Diluted	$0.82	$0.51	$1.49	$0.99

Weighted average number of shares outstanding
Basic	228.2	235.3	228.6	236.1
Diluted	231.5	236.5	231.4	237.8

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions	2011	2010	2011	2010

Moody's Investors Service
Corporate Finance	$200.1	$127.9	$381.9	$254.3
Structured Finance	86.3	73.1	175.7	144.6
Financial Institutions	79.1	63.2	156.0	139.4
Public, Project and Infrastructure Finance	72.5	64.4	137.0	125.8
Intersegment royalty	16.2	15.5	32.2	30.8
Sub-total MIS	454.2	344.1	882.8	694.9
Eliminations	(16.2)	(15.5)	(32.2)	(30.8)
Total MIS revenue	438.0	328.6	850.6	664.1

Moody's Analytics
Research, Data and Analytics	111.0	105.2	220.6	209.8
Risk Management Software	40.0	39.2	79.6	72.5
Professional Services	16.2	4.8	31.5	8.0
Intersegment license fee	2.6	2.4	5.2	4.7
Sub-total MA	169.8	151.6	336.9	295.0
Eliminations	(2.6)	(2.4)	(5.2)	(4.7)
Total MA revenue	167.2	149.2	331.7	290.3

Total Moody's Corporation revenue	$605.2	$477.8	$1,182.3	$954.4

Moody's Corporation revenue by geographic area
United States	$315.0	$261.5	$616.4	$516.1
International	290.2	216.3	565.9	438.3

	$605.2	$477.8	$1,182.3	$954.4

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions	2011	2010	2011	2010

Interest (expense) / income:
Expense on borrowings	$(16.3)	$(10.6)	$(32.7)	$(21.4)
Income	1.3	0.5	2.3	1.1
Legacy Tax (a)	3.7	2.5	3.7	2.5
UTPs and other tax related liabilities	(3.4)	(1.6)	(7.0)	(5.1)
Interest capitalized	0.6	0.2	1.4	0.6
Total interest (expense) income, net	$(14.1)	$(9.0)	$(32.3)	$(22.3)

(a) The 2011 amounts represent a reversal of $2.8 million of accrued interest expense relating to the favorable resolution of a Legacy Tax Matter and $0.9 million of interest income related to a pre-spinoff tax year. The 2010 amounts represent interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
Amounts in millions	2011	2010

Cash and cash equivalents	$938.5	$659.6
Short-term investments	11.0	12.7
Total current assets	1,543.1	1,343.0
Non-current assets	1,201.5	1,197.3
Total assets	2,744.6	2,540.3
Total current liabilities	852.0	933.8
Total debt (1)	1,243.0	1,239.6
Other long-term liabilities	681.2	676.6
Total shareholders' deficit	(16.6)	(298.4)
Total liabilities and shareholders' deficit	2,744.6	2,540.3

Actual number of shares outstanding	228.7	230.8

	June 30,	December 31,
(1) Total debt consists of the following:	2011	2010
Series 2005-1 Notes due 2015 (a)	$303.4	$296.3
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	142.5	146.3
2010 Senior Notes due 2020 (c)	497.1	497.0
Total debt (d)	$1,243.0	$1,239.6

(a) Includes a $3.4 million and ($3.7) million fair value adjustment on an interest rate hedge at June 30, 2011 and December 31, 2010, respectively.

(b) Various payments through 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020. The notes were offered to the public at 99.374% of the face amount.

(d) Of the total debt shown in the table above, $15.0 million and $11.3 million are classified within total current liabilities at June 30, 2011 and December 31, 2010, respectively, and consist of the current portion of borrowings under the 2008 Term Loan.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended June 30,
Amounts in millions, except per share amounts	2011				2010
				Non-GAAP				Non-GAAP
	As	Restructuring	Legacy	Financial	As	Restructuring	Legacy	Financial
	Reported	(a)	Tax (b)	Measures*	Reported	(a)	Tax (b)	Measures*
Total expenses	$335.1	$0.1	$-	$335.2	$287.3	$(0.3)	$-	$287.0
Operating income	$270.1	$(0.1)	$-	$270.0	$190.5	$0.3	$-	$190.8
Interest (expense), income, net	$(14.1)	$-	$(0.9)	$(15.0)	$(9.0)	$-	$(2.5)	$(11.5)
Other non-operating (expense) income, net	$8.2		$(6.4)	$1.8	$(3.6)	$-	$-	$(3.6)
Provision for income taxes	$73.5	$-	$(0.3)	$73.2	$55.3	$0.1	$2.1	$57.5
Net income attributable to Moody's Corporation	$189.0	$(0.1)	$(7.0)	$181.9	$121.0	$0.2	$(4.6)	$116.6

Earnings per share attributable to Moody's common shareholders
Basic	$0.83	$-	$(0.03)	$0.80	$0.51	$-	$(0.01)	$0.50
Diluted	$0.82	$-	$(0.03)	$0.79	$0.51	$-	$(0.02)	$0.49

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended June 30, 2011 and 2010, adjusted to exclude the impact of the following:

(a) To exclude minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Six Months Ended June 30,
Amounts in millions, except per share amounts	2011				2010
				Non-GAAP				Non-GAAP
	As	Restructuring	Legacy	Financial	As	Restructuring	Legacy	Financial
	Reported	(a)	Tax (b)	Measures*	Reported	(a)	Tax (b)	Measures*
Total expenses	$662.1	$0.1	$-	$662.2	$567.1	$0.4	$-	$567.5
Operating income	$520.2	$(0.1)	$-	$520.1	$387.3	$(0.4)	$-	$386.9
Interest (expense), income, net	$(32.3)	$-	$(0.9)	$(33.2)	$(22.3)	$-	$(2.5)	$(24.8)
Other non-operating (expense) income, net	$11.5		$(6.4)	$5.1	$(4.6)	$-	$-	$(4.6)
Provision for income taxes	$151.6	$-	$(0.3)	$151.3	$123.1	$(0.1)	$2.1	$125.1
Net income attributable to Moody's Corporation	$344.5	$(0.1)	$(7.0)	$337.4	$234.4	$(0.3)	$(4.6)	$229.5

Earnings per share attributable to Moody's common shareholders
Basic	$1.51	$-	$(0.03)	$1.48	$0.99	$-	$(0.02)	$0.97
Diluted	$1.49	$-	$(0.03)	$1.46	$0.99	$-	$(0.02)	$0.97

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the six month periods ended June 30, 2011 and 2010, adjusted to exclude the impact of the following:

(a) To exclude minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Salli Schwartz
Global Head of Investor Relations
212-553-4862
sallilyn.schwartz@moodys.com